ARTICLES OF INCORPORATION
                                      OF
                       DIEHL GRAPHSOFT - MARYLAND, INC.


                                  ARTICLE I
                                 INCORPORATOR

            The undersigned, Robin L. Zimelman, whose post office address is 1800 Mercantile Bank and Trust Building, 2 Hopkins Plaza, Baltimore, Maryland 21201, being over eighteen years of age and acting as incorporator, hereby forms a corporation under the Maryland General Corporation Law.


                                  ARTICLE II
                                     NAME

            The name of the corporation (which is hereinafter called the "Corporation") is: Diehl Graphsoft - Maryland, Inc.


                                 ARTICLE III
                    PURPOSES FOR WHICH CORPORATION FORMED

            The purposes for which the Corporation is formed are as follows:

                   (a) To engage in the business of designing, developing, manufacturing, and marketing computer software products.

                   (b) To engage in any other lawful act or activity for which corporations may be organized under the Maryland General Corporation Law.

                                  ARTICLE IV
                     RESIDENT AGENT AND PRINCIPAL OFFICE

            The post office address of the principal office of the Corporation in this State is 10270 Old Columbia Road, Columbia, Maryland 21046. The resident agent of the Corporation in this State is Richard Diehl, whose post office address is 10270 Old Columbia Road, Columbia, Maryland 21046. Said resident agent is a citizen of the State of Maryland, and actually resides therein.

                                  ARTICLE V
                               AUTHORIZED STOCK

            The total number of shares of stock of all classes which the Corporation has authority to issue is ten million (10,000,000) shares, of the par value of one cent ($.01) each, all of which shares are of one class and are designated Common Stock. The aggregate par value of all shares having par value is One Hundred Thousand Dollars ($100,000).

                                  ARTICLE VI
                              BOARD OF DIRECTORS

      Section 1.  Number of Directors.

            The Corporation shall have three (3) directors, which number may be increased or decreased pursuant to the Bylaws, but the number of directors shall not be less than the lesser of three (3) or the number of stockholders.
 The directors shall be divided into three classes (denominated as Class I, Class II and Class III), as nearly equal in number as reasonably possible, with the term of office of the Class I directors to expire at the first annual meeting of stockholders, the term of office of the Class II directors to expire at the second annual meeting of stockholders and the term of office of the Class III directors to expire at the third annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, provided that the stockholders electing new or replacement directors may from time to time specify a term of less than three years in order to maintain the number of directors in each class as nearly equal as possible.

      Section 2.  Initial Directors.

            The following individuals shall serve as the initial directors, in the classes specified below.

            Class I director   - Richard E. Hug
            Class II director  - Joseph Schmelzle
            Class III director - Richard Diehl

            As used elsewhere in this charter, the term "Continuing Director" at any time shall mean any director named above who shall be serving as a director of the Corporation at such time and any additional individual serving as a director of the Corporation at such time whose election or appointment to the Board of Directors shall have been approved by a majority of the Continuing Directors serving as directors of the Corporation at the time of such approval.

      Section 3.  Board Authorization of Stock Issuance.

            The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock, of any class or classes, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable.

      Section 4.  Classification of Stock.

            The Board of Directors shall have the power to classify or reclassify any unissued stock, whether now or hereafter authorized, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such stock.

      Section 5.  Conflict of Interest.

            No contract or other transaction between this Corporation and any other corporation, partnership, individual or other entity and no act of this Corporation shall in any way be affected or invalidated by the fact that any of the directors of this Corporation are directors, principals, partners, or officers of such other entity, or are peculiarly or otherwise interested in such contract, transaction or act; provided that (i) the existence of such relationship or such interest shall be disclosed or known to the Board of Directors or to a committee of the Board of Directors if the matter involves a committee decision, and the contract, transaction or act shall be authorized, approved or ratified by a majority of disinterested directors on the Board or on such committee, as the case may be, even if the number of disinterested directors constitutes less than a quorum or (ii) the contract, transaction or act shall be authorized, ratified or approved in any other manner permitted by the Maryland General Corporation Law.

      Section 6.  Removal of Directors.

            Any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least 80% of the aggregate combined voting power of all classes of capital stock entitled to vote generally in the election of directors, voting as one class, and only at a special meeting of stockholders called for such purpose. If, however, such removal shall be approved by directors of the Corporation constituting a majority of the Continuing Directors at the time of such approval, the vote required for removal at such special meeting shall be the affirmative vote of at least a majority of the aggregate combined voting power of all classes of capital stock entitled to vote generally in the election of directors, voting as one class. For purposes of this Section, "cause" shall mean the willful and continuous failure of a director to perform duties to the Corporation (other than any such failure resulting from temporary incapacity due to physical or mental illness) or gross misconduct materially and demonstrably injurious to the Corporation.

                                 ARTICLE VII
                     PROVISIONS CONCERNING CERTAIN RIGHTS
                   OF THE CORPORATION AND THE SHAREHOLDERS

      Section 1.  Right to Amend Charter.

            The Corporation reserves the right to make, from time to time, any amendments of its charter which may now or hereafter be authorized by law, pursuant to the vote of stockholders required by law, including any amendments which alter the contract rights of any class of outstanding stock as expressly set forth in the charter; provided, however, that any amendment to, repeal of or adoption of any provision inconsistent with Section 1 of
Article VI, Section 6 of Article VI, Section 4 of this Article, Section 5 of this Article, or this Section 1 of this Article, shall be effective only if it is approved by the affirmative vote of the holders of at least 80% of the aggregate combined voting power of all classes of capital stock entitled to vote thereon, voting as one class. If, however, such amendment shall be approved by directors of the Corporation constituting a majority of the Continuing Directors at the time of such approval, the vote required for such amendment shall be the affirmative vote of at least a majority of the aggregate combined voting power of all classes of capital stock entitled to vote generally in the election of directors, voting as one class.

      Section 2.  Elimination of Preemptive Rights.

            Unless otherwise provided by the Board of Directors, no holder of stock of any class shall be entitled to preemptive rights to subscribe for or purchase or receive any part of any new or additional issue of stock of any class of the Corporation or securities convertible into stock of any class of the Corporation.

      Section 3.  Required Stockholder Vote.

            Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a greater proportion of the votes of all classes or of any class of stock of the Corporation, such action shall be effective and valid if (i) taken or authorized by the affirmative vote of a majority of the aggregate combined voting power of all classes of capital stock entitled to vote thereon, voting as one class, and (ii) approved by directors of the Corporation constituting a majority of the Continuing Directors at the time of such approval.

      Section 4.  Bylaws.

            The Board of Directors, and not the stockholders, shall have the exclusive power to make, alter, amend, or repeal the Bylaws of the Corporation.

      Section 5.  Business Combination Statute.

            The Corporation elects not to be governed by Section 3-602 of Subtitle 6 (the "Business Combination Law") of Title 3 of the Maryland General Corporation Law, as the same may be amended from time to time (including any successor statute), with respect to any business combination of the Corporation or any subsidiary of the Corporation with Richard Diehl, or with any present or future affiliate or associate of his. As used in this Section, the terms "business combination," "affiliate," "associate," and "subsidiary" shall have the meanings ascribed to them in the Business Combination Law.


                                 ARTICLE VIII
                 INDEMNIFICATION AND LIMITATION OF LIABILITY

      Section 1.  Mandatory Indemnification.

            The Corporation shall indemnify its currently acting and its former directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by the Maryland General Corporation Law, as from time to time amended.

      Section 2.  Discretionary Indemnification.

            If approved by the Board of Directors, the Corporation may indemnify its officers, employees, agents, and persons who serve and have served, at its request, as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, or other enterprise or employee benefit plan to the extent determined to be appropriate by the Board of Directors.

      Section 3.  Advancing Expenses Prior to a Decision.

            The Corporation shall advance expenses to its directors and officers to the maximum extent permitted by the Maryland General Corporation Law, as from time to time amended, and may in the discretion of the Board of Directors advance expenses to officers, employees, agents, and others who may be granted indemnification.

      Section 4.  Other Provisions for Indemnification.

            The Board of Directors may, by bylaw, resolution or agreement, make further provision for indemnification of directors, officers, employees, and agents.

      Section 5.  Limitation of Liability of Directors and Officers.

            To the maximum extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, as from time to time amended, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for money damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

      Section 6.  Effect of Amendment or Repeal.

            No amendment or repeal of any section of this Article, or the adoption of any provision of the Corporation's charter inconsistent with this Article, shall apply to or affect in any respect the rights to indemnification or limitation of liability of any director of the Corporation with respect to any alleged act or omission which occurred prior to such amendment, repeal, or adoption.

            IN WITNESS WHEREOF, I have signed these Articles of Incorporation on the 11th day of March, 1996, and have acknowledged such Articles to be my act.


                                             /S/ ROBIN L. ZIMELMAN
                                             Robin L. Zimelman, Incorporator